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                          Coastal Physician Group, Inc.

                 (Name of Registrant as Specified In Its Charter)

                          Coastal Physician Group, Inc.

                    (Name of Person(s) Filing Proxy Statement)

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                          COASTAL PHYSICIAN GROUP, INC.
                              2828 CROASDAILE DRIVE
                           DURHAM, NORTH CAROLINA 27705


                                                      September 13, 1996


                     DESPITE HIS DENIALS, WE THINK IT'S CLEAR
                        DR. SCOTT WANTS CONTROL OF COASTAL

         DEAR SHAREHOLDER:

              Dr. Steven Scott's September 7 letter to you claims that he does not want to be CEO of Coastal and would not control the Board of Directors if he is successful in this election con-test. We do not believe this, but you be the judge.

                      WHY WE THINK DR. SCOTT WANTS TO BE CEO

              You should know that Dr. Scott has filed a lawsuit seek-ing, among other things, to have the Board's action which removed him as the Company's CEO last May declared null and void. WE BELIEVE A DECISION IN HIS FAVOR WOULD REINSTATE HIM AS CEO.

              In our view, this would be disastrous. Remember -- Dr. Scott had his chance to run Coastal and he nearly bankrupted the Company, losing more than $575 million in shareholder value from January 1994 until he was removed as CEO on May 29, 1996.

              ASK YOURSELF: WOULD SOMEONE WHO TRULY HAS NO INTEREST IN BEING CEO, GO TO THE TROUBLE AND EXPENSE OF LITIGATION THAT COULD REINSTATE HIM? WE THINK NOT.

               WHY DOES DR. SCOTT WANT CONTROL OF COASTAL'S BOARD?

              We think the answer is clear. In Dr. Scott's lawsuit, he also seeks to have the Court force the Board to consider the ratification of a five-year agreement between Coastal and Century American Insurance Company. We think Dr. Scott should not be permitted to control Coastal -- or transactions related to Coastal -- as if it were his personal fiefdom, and not a publicly-owned company with thousands of shareholders. You should know that:

                -  Unlike Coastal, Century has a sole shareholder:  Dr.
                   Scott.







                - THIS 100% SCOTT-OWNED COMPANY RECEIVES INSURANCE PRE-MIUMS FROM COASTAL AND COASTAL PHYSICIANS WHICH HAVE TOTALED MORE THAN $20 MILLION PER YEAR.

                - A five-year contract would mean $100 million or more in revenues for Century -- effectively increasing the market value for Dr. Scott's company.

              AGAIN, ASK YOURSELF: IF DR. SCOTT GAINS CONTROL OF YOUR BOARD, HOW DO YOU THINK HE AND HIS SUPPORTERS -- WHO WOULD COM-PRISE A MAJORITY -- WOULD VOTE REGARDING THIS $100 MILLION DEAL FOR DR. SCOTT?

                  DR. SCOTT CAN'T CONTINUE TO HAVE IT BOTH WAYS

              In addition to this cozy deal with Century, Dr. Scott also has other lucrative arrangements whose continued existence would be assured if he controlled your Board. You should know that:

                 - Century was paid an additional $2.3 million in other
                   insurance premiums by Coastal, beyond the $20 million already described.

                 - Yet another Scott-owned company, American Alliance
                   Holding Company, is the landlord for Coastal's corpo-rate headquarters. Coastal paid Alliance $745,000 in 1995 under sub-lease agreements. Coastal is also liable for rental payments which could total more than $14.5 million under the terms of the 15-year prime lease.

                 - Coastal also paid more than $500,000 in 1995 to other
                   Scott-controlled entities including Chateau LLC, Durham Investment Corp., Coral Ridge Property Land Trust and Sunco Properties (jointly owned by Drs. Scott and Walls) for real estate leases.

              ONCE MORE, ASK YOURSELF: IS IT PROPER FOR DR. SCOTT TO USE HIS POSITION AT COASTAL TO LEVERAGE HIS OTHER PERSONAL BUSINESS AND FINANCIAL INTERESTS?

               OUR STRATEGIC PLAN IS WORKING.  GIVE YOUR MANAGEMENT
                 A CHANCE TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS

              Reject Dr. Scott and his nominees. It's time to give our approach for Coastal a chance through the continuation of our comprehensive plan. Remember -- the crux of our commitment includes simultaneous and vigorous efforts to:











               - SELL THE ENTIRE COMPANY TO A STRATEGIC OR FINANCIAL BUYER, OR ACCEPT A SUBSTANTIAL EQUITY INFUSION FROM ONE OR MORE INVESTORS.

               - refocus the Company's efforts on its core operations in hospital-based contract services and billing busi-nesses.

               - divest our clinical operations and other non-strategic assets and use the funds raised to pay down Coastal's debt.

              We are extremely pleased with our progress so far and we look forward to sharing our ongoing results with you in the weeks ahead. WE ONLY WISH YOU COULD SEE FOR YOURSELVES THE DRAMATIC CHANGES IN BUSINESS PRACTICES, EMPLOYEE COMMITTMENT, CUSTOMER SATISFACTION AND OTHER POSITIVE RESULTS SINCE WE'VE IMPLEMENTED OUR COMPREHENSIVE PLAN.

                    TIME IS SHORT. VOTE YOUR WHITE PROXY TODAY
               REMEMBER -- ONLY YOUR LATEST DATED PROXY WILL COUNT

              By the time you receive this letter, Coastal's September 27 annual meeting will be less than two weeks away.

              Please sign, date and return the enclosed WHITE proxy in support of your management's candidates for the Board. Even if you have already voted a BLUE Scott proxy, you have every legal right to change your mind and vote a WHITE card.

              Do not vote against Dr. Scott on his BLUE card, even as a protest against his nominees and policies. Simply throw
         Scott's BLUE cards away.

              If you have further questions or need instructions on how to vote your shares or to change your vote, please contact MacKenzie Partners, Inc., which is assisting us with this con-test, toll-free at (800) 322-2885.

         Sincerely yours,

         /s/ Jacque J. Sokolov, M.D.    /s/ Joseph G. Piemont

         JACQUE J. SOKOLOV, M.D.        JOSEPH G. PIEMONT
         Chairman of the Board          President and Chief Executive Officer








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